Exhibit 99.1

DRAFT: NOT FOR IMMEDIATE RELEASE

AVEO and Astellas Discontinue Phase 2 Trial of Tivozanib in Breast Cancer

CAMBRIDGE, MASS., January 30, 2014 – AVEO Oncology (NASDAQ: AVEO) today announced that AVEO and Astellas Pharma Inc. have jointly decided to discontinue the BATON (Biomarker Assessment of Tivozanib in ONcology) breast cancer clinical trial, a Phase 2 study in patients with locally recurrent or metastatic triple negative breast cancer (TNBC), due to insufficient enrollment. AVEO previously announced that enrollment in this study had been slower than anticipated, and enrollment rates did not improve substantially following additional patient recruitment efforts.

“While we believe in the potential benefits of tivozanib for patients with triple negative breast cancer, we have decided to discontinue the trial because of low patient accrual,” stated William Slichenmyer, M.D., Sc.M., chief medical officer at AVEO. “We want to thank the study investigators and their patients who participated in the trial for their support.”

The BATON-BC study initiated patient enrollment in December 2012 in a randomized, double-blind, multicenter Phase 2 clinical trial, evaluating the efficacy of tivozanib in combination with paclitaxel compared to placebo in combination with paclitaxel in patients with locally recurrent or metastatic triple negative breast cancer who have received no more than one systemic therapy for advanced or metastatic breast cancer. All committed expenses related to the BATON-BC study are shared equally between AVEO and Astellas.

Separately, as announced in December 2013, data from a planned interim analysis of the Phase 2 study of tivozanib in patients with colorectal cancer indicate that the study is unlikely to meet the primary endpoint in the intent-to-treat patient population. Interim data are being evaluated, and AVEO and Astellas are in discussions regarding next steps.

About AVEO

AVEO Oncology (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering and developing targeted therapies designed to provide substantial impact in patients’ lives by addressing unmet medical needs. AVEO’s proprietary Human Response PlatformTM provides the company unique insights into cancer biology and is being leveraged in the discovery and clinical development of its cancer therapeutics. For more information, please visit the company’s website at www.aveooncology.com.

Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about the potential benefits of tivozanib for patients with triple negative breast cancer; and AVEO and Astellas’ plans to evaluate the data from the interim analysis of the phase 2 clinical data for colorectal cancer and discussions regarding next steps. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to execute on its business plan and manage the impact of unplanned operating expenses; AVEO’s ability to successfully enroll and complete clinical trials and preclinical studies of its product candidates; AVEO’s ability to demonstrate to the satisfaction of the FDA, or equivalent foreign regulatory agencies, the safety, efficacy and clinically meaningful benefit of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; AVEO’s ability to raise the substantial additional funds required to achieve its goals; adverse general economic and industry conditions; competitive factors; AVEO’s ability to maintain its strategic partnerships and relationships, including its collaboration with Astellas; and those risks discussed in the section titled “Risk Factors” included in AVEO’s most recent Quarterly Report on Form 10-Q and in its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

Investor Contact:	Media Contacts:
AVEO Oncology Investor Relations (617) 299-5810	Dan Budwick, Pure Communications (973) 271-6085

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